UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 26, 2021
Date of Report (Date of earliest event reported)

DALRADA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WYOMING	000-12641	13-0021693
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

600 La Terraza Blvd., Escondido, California		92025
(Address of principal executive offices)		(Zip Code)

(858) 283-1253

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On April 19, 2021 The Honorable Bijan R. Kian, Jose Arrieta, and Kyle McCollum were nominated as a members of the Company’s Board of Directors with the Board approval on July 26, 2021,

The respective biographies are set forth below:

The Honorable Bijan R. Kian, currently the Chairman of the Board of Directors of TODAQ USA Corporation since July 2020, as well as the Chairman of the Board of directors of Lenders Technology for the last 10 plus years, was twice confirmed by the United States Senate and has served three presidents of the United States from both political parties. In 2016, Mr. Kian served as Deputy Lead on the Office of Director of National Intelligence for the President Transition Team. Formerly, Mr. Kian served as a Member of the Export-Import Bank of the United States, A Member of the White House Business Council, Director of Foreign Investment for the Staten of California and a Senior Fellow for global public policy at the United States Naval Postgraduate School and Member of the Board of directors at the National Defense University Foundation. He is recognized around the world as a senior executive in global trade and international security.

Mr. Kian is a graduate of the University of Brighton, with continuing education at Oxford, Harvard Kennedy School and MIT. A Fellow at the Royal Society of Arts in the United Kingdom, Mr. Kian is also the recipient of the Ellis Island Medal of Honor.

Jose Arrieta, is currently with Imagineeer LLC, a company he founded when he left Government. Imagineeer is an IT solutions company that currently is focused on fund raising, blockchain enabled diagnostic development, cyber security solutions and quantum inspired optimization capabilities. Mr. Arrieta works with Federal customers evaluating and valuing venture backed technology starts ups in the health and national security space. Mr. Arrieta currently sits on a number of boards and advises 5 technology startups. Imagineeer is also working to build an ecosystem to facilitate secure, autonomous, data driven, AI powered science-based organizations Mr. Arrieta is also the former Chief Information Officer and Interim Chief Data Officer of HHS. He is a respected leader in applying emerging technologies, especially blockchain, artificial intelligence/machine learning and process automation. He oversaw $6.3B in IT investments, $800B in grants and $26B in Federal contracts while at HHS. Mr. Arrieta has also published articles on valuing disruptive technology companies and the importance of industry / government communications. Jose led the creation / implementation of the largest public health surveillance capability in the United States during the pandemic and the first enterprise grade supervised machine learning capability to help more accurately distribute testing supplies and predict hot spots across the United States. He created a public private key, distributed ledger infrastructure to establish digital identities for commercial, federal, state end points to aide the COVID 19 vaccination and testing efforts. He created and teaches the first blockchain course (blockchain and cryptos) at the Johns Hopkins University as well as entrepreneurial finance. Jose lives in San Diego at the moment and has two young children.

Kyle McCollum, is current the Chief Financial Officer of the company. Prior to that, Mr. McCollum was with Better Choice Company Inc. (ticker: BTTR) for three years where Mr. McCollum acted as Corporate Secretary and SVP of Corporate Finance.

In 2018, Mr. McCollum helped form Bona Vida, a pet CBD company, were he served as Chief Financial Officer. In May 2019, Bona Vida merged into Better Choice Company Inc., a publicly listed pet health and wellness company (ticker: BTTR), where Mr. McCollum acted as Corporate Secretary and SVP of Corporate Finance. With Better Choice Company, he assisted in the merger of Bona Vida and TruPet with Better Choice Company as well as the acquisition of Halo Purely for Pets. Mr. McCollum also guided several 10-Q’s and its 2019 10-K with audit.

From 2013 to 2017 Mr. McCollum was Chief Financial Officer of Das & Co., a New York based family office. At Das & Co. Mr. McCollum managed all accounting, tax, audit, portfolio valuation, asset management, financial/investment reporting, and operations for Landmark Banyan Real Estate Fund, a US$200 million India Real Estate Fund comprised of over 10 developments. Mr. McCollum was also Chief Operating Officer of all Das & Co.’s holding and operating subsidiaries including Apex Resources, its mining company in Tanzania, and LDC Developers, its real estate development company.

Mr. McCollum has also served as Director of Finance at 29th Street Capital, a California based real estate investment firm with a publicly stated asset value base of US$500 million. Prior to 29th Street Capital, Mr. McCollum was Director of Finance and Corporate Compliance at Fletcher Robbe International Attorneys at Law, an international transactional and securities-based law firm with offices in Century City, New York, Hong Kong and Beijing. While at Fletcher Robbe International Attorneys at Law, Mr. McCollum focused on complex finance transactions, mergers & acquisitions, securities and guided several foreign listed public companies on international cross-listing to U.S. public exchanges.

Mr. McCollum earned a Bachelor’s of Science and Master of Accountancy degree from the University of Montana and holds a Certified Public Accounting license.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 27, 2021	DALRADA FINANCIAL CORPORATION

	By:	/s/ Brian Bonar
Brian bonar Officer, Director

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